Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of PLBY Group, Inc. (formerly known as Mountain Crest Acquisition Corp) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 31, 2021 with respect to our audits of the financial statements of Playboy Enterprises, Inc. as of December 31, 2020 and 2019 and for each of the two years ended December 31, 2020, which report appears in the Form S-1, which is part of the Registration Statement of PLBY Group, Inc.

/s/ Prager Metis CPAs LLP

Prager Metis CPAs LLP

El Segundo, California

June 9, 2021